[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 7, 2014

The Gabelli Global Small and Mid Cap Value Trust

One Corporate Center

Rye, New York 10580

Re:	The Gabelli Global Small and Mid Cap Value Trust—
Registration Statement on Form N-14 (File No. 333-191099)

Ladies and Gentlemen:

We have acted as special counsel to The Gabelli Global Small and Mid Cap Value Trust, a Delaware statutory trust (the “Fund”), in connection with the issuance of up to 8,333,333 common shares of beneficial interest, par value $.001 per share (the “Common Shares”), of the Fund to be distributed to the shareholders of The Gabelli Dividend & Income Trust, a Delaware statutory trust (“Dividend Trust”), following the contribution by Dividend Trust of certain of its assets to the Fund in the transaction described in the above-referenced registration statement, and all amendments thereto (such registration statement, as so amended, the “Registration Statement”), filed by the Fund with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933 (the “Securities Act”).

This opinion is delivered in accordance with the requirements of Item 16 of Form N-14 under the Securities Act.

In connection with our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as

The Gabelli Global Small and Mid Cap Value Trust

February 7, 2014

originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Fund and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. Any material change or inaccuracy in the facts, statements or representations referred to, set forth or assumed in this opinion may affect our conclusions set forth herein. The Fund’s qualification and taxation as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), as described in the Registration Statement, depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the Fund will qualify for U.S. federal income taxation as a regulated investment company as described in the Registration Statement.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law, although the discussion set forth in the Registration Statement under the headings “The Transaction—Certain U.S. Federal Income Tax Consequences of the Transaction” and “Taxation” does not purport to discuss all possible U.S. federal income tax consequences of Transaction (as defined in the Registration Statement) or the ownership or disposition of the Common Shares, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences that are anticipated to be material to shareholders of Dividend Trust who receive Common Shares in the Transaction, subject to the qualifications set forth in such discussion.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments (including any that have retroactive effect), any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

The Gabelli Global Small and Mid Cap Value Trust

February 7, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP